Exhibit 99.1

March 7, 2017

ZAGG Reports 2016 Fourth Quarter & Full Year Results;

Provides 2017 Outlook of $470 to $500 Million in Net Sales

SALT LAKE CITY, March 7, 2017 (GLOBE NEWSWIRE) – ZAGG Inc (Nasdaq: ZAGG), a leading global mobile lifestyle company, today announced financial results for the full year and fourth quarter ending December 31, 2016.

Fourth Quarter Highlights (Comparisons versus fourth quarter 2015)

●	Net sales of $114.9, a 46% increase compared to $78.6 million
●	Gross margin impacted by actions taken to clear mophie inventory and position the company for profitable growth in 2017
●	GAAP net loss of $(4.1) million; Adjusted net loss of $(2.1) million
●	Adjusted EBITDA of $3.8 million

2016 Full Year Highlights (Comparisons versus full year 2015)

●	Record net sales of $401.9 million, a 49% increase compared to $269.3 million
●	GAAP net loss of $(15.6) million; Adjusted net income of $8.4 million
●	Adjusted EBITDA of $37.2 million
●	$32.7 million in cash flow from operations; $67.8 million from ZAGG business unit

2017 Full Year Outlook

●	Net sales in the range of $470 million to $500 million
●	Adjusted EBITDA in the range of $71 million to $75 million

“Our 2016 results reflect solid growth of our ZAGG business unit offset by actions taken in the fourth quarter to position the mophie business for profitable growth beginning in 2017,” commented Randy Hales, President and Chief Executive Officer. “Our ZAGG business unit’s performance was highlighted by record InvisibleShield sales which, along with enhanced operational efficiencies, helped drive increases in unit level gross margin and Adjusted EBITDA despite device constraints. 2016 was a transition year for mophie as we executed a number of initiatives to strengthen the business. We appointed a new president, implemented operational improvements, and right-sized the business to position mophie for a strong turn-around in 2017.”

Mr. Hales continued, “We are very confident in our ability to achieve our 2017 outlook. The strength of our brands and product lineups coupled with the many operational improvements we’ve made over the past 12-months have us well positioned to profitably capitalize on the robust launch schedule of new OEM devices this year. We believe the combination of our ZAGG and mophie business units provide the company with a strong foundation to drive sustained growth and enhance long-term shareholder value.”

Fourth Quarter Results

(in millions, except per share amounts)	December 31, 2016	December 31, 2015
Net Sales	$114.9	$78.6
Gross Profit (Gross Profit %)	$29.9 (26%)	$28.9 (37%)
Net Income (Loss)	$(4.1)	$5.0
Diluted Earnings (Loss) per Share	$(0.15)	$0.18
Adjusted EBITDA	$3.8 (3%)	$12.7 (16%)
Adjusted Net Income (Loss)	$(2.1)	$5.0

Fourth Quarter Results

Net sales for the fourth quarter increased by 46% to $114.9 million, compared to $78.6 million in 2015, and were driven by sales of $34.4 million from the mophie business unit combined with a 2% increase in ZAGG business unit sales. Fourth quarter 2016 sales were negatively impacted by approximately $11 million due to constrained availability of new devices at retail.

Gross profit was $29.9 million, or 26% of net sales, compared to $29.0 million, or 37% of net sales in 2015. The decrease in gross margin was due primarily to higher discounts and in-channel promotions on older mophie products during the holiday season enacted to position the brand for a strong 2017; this had an approximate 245 basis point impact on gross margin in the quarter. ZAGG business unit gross margin expanded by 80 basis points.

Net loss was $(4.1) million, compared to net income of $5.0 million in the fourth quarter of 2015. Net loss per share was $(0.15), on 28.1 million shares, compared to net income per diluted share of $0.18, on 28.0 million diluted shares, in the fourth quarter of 2015. Adjusted net loss for the period was $(2.1) million or $(0.08) per diluted share compared to $5.0 or $0.18 per diluted share.

Adjusted EBITDA was $3.8 million. The ZAGG business unit Adjusted EBITDA was $13.8 million, an increase of 9% from $12.7 million in the prior year. Adjusted EBITDA for the mophie business unit was $(10.0) million and was impacted by strategic actions taken in the quarter.

Full Year Results

(in millions, except per share amounts)	December 31, 2016	December 31, 2015
Net Sales	$401.9	$269.3
Gross Profit (Gross Profit %)	$127.6(32%)	$101.7(38%)
Net Income (Loss)	$(15.6)	$15.6
Diluted Earnings (Loss) per Share	$(0.56)	$0.54
Adjusted EBITDA (margin %)	$37.2(9%)	$42.2(16%)
Adjusted Net Income (Loss)	$8.4	$15.6

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2016 Full Year Results

Net sales for 2016 increased 49% to $401.9 million compared to $269.3 million in 2015. The increase in sales was driven by the mophie acquisition, which added incremental sales of $113.8, combined with a 7% increase in ZAGG business unit sales to $288.1 million, driven largely by record screen protection sales.

Gross profit increased to $127.6 million, or 32% of net sales, compared to $101.7 million, or 38% of net sales, in 2015. The increase in gross profit dollars was due to higher ZAGG business unit sales and gross margins along with the acquisition of mophie. The gross margin decline was primarily related to the mophie business unit, which experienced higher promotions, discounts, and sales returns, as well as a $2.6 million impact related to the write-up of mophie inventory to fair value during purchase accounting, which was recorded through cost of sales. The impact of mophie on gross margin was partially offset by 220 basis points of improvement in the ZAGG business unit to 40%, due to a higher percentage of screen protection sales and improved operational performance.

Net loss was $(15.6) million, compared to net income of $15.6 million in 2015. Net loss per share was $(0.56), on 28.0 million shares, compared to net income per diluted share of $0.54, on 29.1 million diluted shares, in 2015. The decline in net income was due primarily to the inclusion of a $24.3 million net non-cash charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie net working capital and losses from breaches of representations, warranties and covenants that directly impacted current assets and current liabilities, transaction fees, restructuring charges, the fair value write-up of inventory related to the acquisition, and fourth quarter promotional activities at the mophie business unit. Adjusted Net Income was $8.4 million or $0.30 per diluted share compared to $15.6 million or $0.54.

Adjusted EBITDA was $37.2 million compared to $42.2 million for the consolidated business in 2015. The ZAGG business unit Adjusted EBITDA was $53.1 million, an increase of 26% from $42.2 million in the prior year. Adjusted EBITDA for the mophie business unit was $(15.9) million, and the loss was driven by lower gross margin throughout the year, including the promotional activities in the fourth quarter explained above.

Share Repurchase Summary

In the fourth quarter of 2016, the Company repurchased 151,649 shares at an average price of $6.23 per share for total cash of $1.0 million.

2017 Business Outlook

The Company provided the following annual guidance for 2017:

●	Net sales of $470 to $500 million
●	Gross margin in the low to mid 30 percent range
●	Adjusted EBITDA of $71 to $75 million
●	Annual effective tax rate of approximately 39%

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The Company is unable to provide guidance for net income (loss), and reconciliation of Adjusted EBITDA to net income (loss), the closest corresponding U.S. GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the variability and complexity with respect to charges excluded from this non-GAAP measure. In particular, the measures and effects of stock based compensation expense that are directly impacted by unpredictable fluctuations in our share price, and our tax expense is directly impacted by our taxable income. We expect the variability of these charges could have a significant, and potentially unpredictable, impact on our future U.S. GAAP results.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price), Adjusted Net Income (earnings before mophie transaction costs, mophie fair value inventory write-up related to acquisition, amortization from mophie acquired intangibles, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price – all net of tax) and Adjusted Earnings/Loss per Share (Adjusted Net Income/Loss divided by weighted average shares outstanding) contained in this release are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Income/Loss because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

About ZAGG Inc

ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, and IFROGZ® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, Walmart, Target, Walgreens and Amazon.com. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com and follow us on Facebook, Twitter and Instagram.

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CONTACT:

Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Company:

ZAGG Inc

Jeff DuBois

801-506-7336

jeff.dubois@ZAGG.com

Media:

The Brand Amp

Katie Kotarak

949-438-1078

katie@thebrandamp.com

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